Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. Announces Results for First Quarter 2013

LOS ANGELES, CA (May 9, 2013) – Rentech Nitrogen Partners, L.P. (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, UAN solution and ammonium sulfate, today announced its results for the three months ended March 31, 2013.

Commenting on the results for the period, D. Hunt Ramsbottom, CEO of Rentech Nitrogen GP, LLC, stated, “This quarter is the first period during which we benefited from a full three months of the Pasadena Facility’s operations. Individually, the East Dubuque and Pasadena facilities achieved solid gross margins of 54% and 16%.” Mr. Ramsbottom continued, “We experienced a wet spring and ammonia deliveries got off to a slower start than they did last year, but soil conditions improved at the end of April, which enabled the start of ammonia shipments. Throughout this time, we maintained full production and expect significant deliveries in May. We also anticipate achieving our guidance of full year cash distribution of $2.60 per unit.”

Mr. Ramsbottom added, “We have eliminated our debt amortization requirements and raised the capital to fund all of our major maintenance projects and our expansion projects, the first of which is expected to begin contributing to cash available for distribution in the first quarter of 2014.”

Financial Highlights

Revenues for the three months ended March 31, 2013 were $59.6 million, compared to $38.5 million for the comparable period in the prior year. Revenues increased due to the contribution of $25.0 million of revenues from the Pasadena Facility and higher UAN volume, partially offset by lower ammonia volumes and UAN product prices at the East Dubuque Facility. Ammonia volumes in the current period were lower than in the prior year, which benefited from an early spring ammonia application. Excessive moisture delayed application of ammonia in the current period which delayed the shipments of products that were scheduled to be delivered in March 2013. UAN volumes were higher as a result of shipments in the current period that were scheduled for the fourth quarter of 2012 but could not be shipped in that quarter due to a plant outage.

During the three months ended March 31, 2013, Rentech Nitrogen generated operating income of $17.0 million compared to $19.5 million during the comparable period in the prior year. Operating income in the current period was reduced by higher selling, general and administrative (SG&A) expenses and depreciation and amortization expenses attributable to the Pasadena Facility.

Net income was $15.0 million or $0.38 per basic unit, for the current period. This compares to net income of $19.4 million or $0.51 per basic unit for the same period last year.

EBITDA for the three months ended March 31, 2013 was $20.6 million, compared to $21.9 million in the corresponding period in 2012. EBITDA for the current period, excluding Partnership level expenses, totaled $22.8 million. The East Dubuque Facility and the Pasadena Facility contributed $19.6 million and $3.2 million in EBITDA, respectively, during the three months ended March 31, 2013. Further explanation of EBITDA, a non-GAAP financial measure, has been included below in this press release.

Gross margins for the three months ended March 31, 2013 were 38%, compared to 59% for the same period last year, primarily due to the acquisition of the Pasadena Facility, which realizes lower gross margins than does the East Dubuque Facility.

SG&A expenses were $4.7 million for the three months ended March 31, 2013, compared to $2.6 million for the prior-year period. The increase was primarily due to the addition of $1.2 million of SG&A expenses from the Pasadena Facility and an increase in Partnership level expenses to support the Pasadena Facility.

Outlook

Rentech Nitrogen reiterates guidance of cash available for distribution of $2.60 per common unit for the twelve months ending December 31, 2013. The 2013 guidance includes the impact of two previously announced scheduled outages at its facilities during 2013, and the impact of lost revenue in 2013 due to the unscheduled outage at the East Dubuque Facility in December 2012. Excluding the effects of these outages, the forecast for 2013 cash available for distribution would be higher by approximately $0.65 per unit. The Partnership has included an updated calculation of forecasted cash available for distribution below in this press release.

The Partnership provided guidance for the following additional key operating metrics, and progress against its guidance:

		Locked-in or
	2013	Delivered
	Guidance	(as of 3/31/13)
East Dubuque Facility
Deliveries
Ammonia
Tons	119,000	50,000 or 42%
Average Price		$741
UAN
Tons	285,000	117,000 or 41%
Average Price		$329
Natural Gas in Cost of Sales
(million MMBtus)	10.1	4.3 or 43%
Average Cost Per million MMBtus
(including transportation costs)		$4.00
EBITDA (in thousands)	$114,300
Cash Distribution per Unit	$2.71

Pasadena Facility
Deliveries
Ammonium Sulfate
Tons	544,000	54,000 or 10%
Average Price		$320
Sulfuric Acid
Tons	200,000	41,000 or 21%
Average Price		$99
Ammonium Thiosulfate
Tons	60,000	15,000 or 25%
Average Price		$198
EBITDA (in thousands)	$24,300
Cash Distribution per Unit	$0.44

Partnership Level
EBITDA (in thousands)	$(9,700)
Cash Distribution per Unit	$(0.55)

Consolidated
Total EBITDA (in thousands)	$128,900
Total Cash Distribution per Unit	$2.60

The start of the spring application season for ammonia was delayed due to excessive moisture. The last time such a delay occurred in the Midwest was in 2008. During that year, Rentech Nitrogen recognized record ammonia shipments in May. A similar pattern may take place again this year, as the Partnership expects significant ammonia deliveries in the month of May. Rentech Nitrogen does not expect its total anticipated product shipments in the second quarter to vary significantly from its previous expectations. However, if the shortened planting period favors UAN application, the Partnership would maximize production of UAN to satisfy product demand and optimize margins.

Rentech Nitrogen continues to monitor the pace of corn plantings. At the end of April, corn plantings were only 12% complete, which is well below the historical average of 47% for that time, and near the record slow pace of 10% that occurred 29 years ago. Due to the slow start in plantings, industry analysts are expecting a reduction in the forecast for planted corn acres this year that would reduce the USDA’s estimate of 97.3 million acres to 95-96 million acres. Rentech Nitrogen continues to expect yields in the range of 150-155 bushels per acre, which is lower than the current USDA expectation of 163 bushels per acre. The combined effects of fewer acres and lower yields could result in a reduction in expected ending corn stocks to less than 2 billion bushels. Rentech Nitrogen continues to believe the fundamentals of the corn and nitrogen markets remain favorable.

Recent Notes Offering

In April 2013, Rentech Nitrogen completed an offering of $320 million of 6.5% second lien senior secured notes due in 2021, which fully financed the estimated costs of its expansion and major maintenance projects. A portion of the proceeds from the offering was used to repay all of the principal outstanding on the Partnership’s 2012 credit facilities and related interest rate swaps, or approximately $206.3 million in the aggregate. The retired credit facilities would have required significant principal amortization payments beginning this year, whereas the newly issued notes require no amortization payments until the full principal amount is due in 2021. Rentech Nitrogen expects that the lower debt service required by the notes will increase cash available for distribution by approximately $1.75 per unit cumulatively in the period 2014 through 2017, not including the payment at final maturity on the retired credit facilities (as described in its press release dated April 18, 2013).

First Quarter Cash Distribution

On April 24, 2013, Rentech Nitrogen declared its first quarter 2013 cash distribution of $0.50 per unit, payable on May 15, 2013 to unit holders of record as of May 8, 2013. The calculation of cash available for distribution has been included below in this press release.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, May 9, 2013, at 1:30 p.m. PDT, during which senior management will review the Partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-697-5978 or 630-691-2750 and the audience passcode 6179090#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 4:00 p.m. PDT on May 9 through 9:00 p.m. PDT on May 19. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and the audience passcode 6179090#.

Note: The financial statements and key operating metrics below include results of the Pasadena Facility only for the three months ended March 31, 2013, as the closing of the acquisition of Agrifos LLC, occurred on November 1, 2012.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Income

(Stated in Thousands, Except per Unit Data)

	For the Three Months
	Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Total Revenues	$59,564	$38,473
Cost of Sales	36,845	15,901

Gross Profit	22,719	22,572
Selling, general and administrative expense	4,741	2,590
Depreciation	948	553
Other	15	(28)

Operating Expenses	5,704	3,115
Operating Income	17,015	19,457
Other Income (Expense), Net
Interest expense	(1,803)	(100)
Other income (expense), net	(123)	16

Total Other Expenses, Net	(1,926)	(84)
Income Before Income Taxes	15,089	19,373
Income tax expense	80	—

Net Income	$15,009	$19,373

Net Income per Common Unit - Basic	$0.38	$0.51
Net Income per Common Unit - Diluted	$0.38	$0.51
Weighted-Average Units:
Basic	38,839	38,250
Diluted	38,891	38,250

Rentech Nitrogen Partners, L.P.

Statements of Income by Business Segment

(Stated in Thousands)

	For the Three Months
	Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Revenues
East Dubuque Facility	$34,549	$38,473
Pasadena Facility	25,015	—

Total Revenues	$59,564	$38,473
Gross Profit
East Dubuque Facility	$18,746	$22,572
Pasadena Facility	3,973	—

Total Gross Profit	$22,719	$22,572
Selling, General and Administrative Expenses
East Dubuque Facility	$1,345	$1,289
Pasadena Facility	1,242	—

Total Selling, General and Administrative Expenses	$2,587	$1,289
Depreciation and Amortization
East Dubuque Facility	$73	$553
Pasadena Facility	875	—

Total Depreciation and Amortization Recorded in Operating Expenses	$948	$553
Other Operating (Income) Expenses
East Dubuque Facility	$15	$(28)
Pasadena Facility	—	—

Total Other Operating (Income) Expenses	$15	$(28)
Operating Income
East Dubuque Facility	$17,313	$20,758
Pasadena Facility	1,856	—

Total Operating Income	$19,169	$20,758
Interest Expense
East Dubuque Facility	$—	$100
Pasadena Facility	3	—

Total Interest Expense	$3	$100
Net Income
East Dubuque Facility	$17,270	$20,674
Pasadena Facility	1,816	—

Total Net income	$19,086	$20,674
Reconciliation of Segment Net Income to Consolidated Net Income
Segment Net Income	$19,086	$20,674
Partnership and Unallocated Expenses Recorded as Operating Expenses	(2,154)	(1,301)
Partnership and Unallocated Expenses Recorded as Other Expenses, Net	(212)	—
Unallocated Interest Expense and Loss on Interest Rate Swaps	(1,711)	—

Consolidated Net Income	$15,009	$19,373

Rentech Nitrogen Partners, L.P.

Balance Sheet Data

(Stated in Thousands)

	As of March 31, 2013	As of December 31, 2012
	(unaudited)
Cash and Cash Equivalents	$50,053	$55,799
Working Capital	17,015	23,218
Construction in Progress	70,435	61,147
Total Assets	401,846	376,645
Debt	206,952	193,290
Total Long-Term Liabilities	206,714	192,961
Total Partners’ Capital	95,802	109,404

Key Operating Statistics:

	Three Months Ended March 31,
	2013	2012
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	74	78
Ammonia Available for Sale (included in line above)	34	38
UAN	77	83
Other Products	97	91
Pasadena Facility:
Ammonium Sulfate	127	—
Sulfuric Acid	131	—
Ammonium Thiosulfate	17	—
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	11	30
UAN	61	34
Other Products	38	28
Pasadena Facility:
Ammonium Sulfate	54	—
Sulfuric Acid	41	—
Ammonium Thiosulfate	15	—
Average Price per Delivered Ton
East Dubuque Facility:
Ammonia	$739	$673
UAN	$301	$327
Pasadena Facility:
Ammonium Sulfate	$320	—
Sulfuric Acid	$99	—
Ammonium Thiosulfate	$198	—

	Three Months Ended March 31,
	2013	2012
Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Million MMBtu)	2.7	2.8
Average Natural Gas Cost per MMBtu, including transportation cost	$3.98	$4.21
Natural Gas in Cost of Sales (Million MMBtu)	1.7	1.8
Average Natural Gas Cost per MMBtu, including transportation cost	$3.97	$4.46
Pasadena Facility:
Ammonia
Ammonia Used in Production (thousand tons)	34	—
Ammonia in Cost of Sales (thousand tons)	16	—
Sulfur
Sulfur Used in Production (thousand tons)	48	—
Sulfur in Cost of Sales (thousand tons)	31	—
Maintenance Capital Expenditures ($ in millions)
East Dubuque Facility	$1.5	$2.0
Pasadena Facility[1]	$0.8	—
On-Stream Rates[2]:
East Dubuque Facility:
Ammonia	100.0%	100.0%
UAN	100.0%	100.0%
Pasadena Facility:
Ammonium Sulfate	81.9%	—
Sulfuric Acid	99.3%	—

[1]	Excludes the cost to replace the sulfuric acid converter, which has been funded by proceeds from the recent notes offering.
[2]	The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, income tax expense and depreciation and amortization, net of interest income and gain on interest rate swaps. We calculate cash available for distribution, as used in the following tables, as EBITDA plus non-cash compensation expense and distribution of cash reserves, less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and other debt service. EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles EBITDA to net income for the three months ended March 31, 2012 (stated in thousands).

Three Months Ended,
March 31, 2012
Net income	$19,373
Plus:
Net interest expense	84
Depreciation and amortization	2,465

EBITDA	$21,922

The table below reconciles EBITDA and cash available for distribution to net income for the three months ended March 31, 2013 (stated in thousands, except per unit data).

	For the Three Months Ended March 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$17,270	$1,816	$(4,077)	$15,009
Plus: Net interest expense	—	3	1,800	1,803
Plus: Income taxes	43	37	—	80
Less: Gain on interest rate swaps	—	—	(89)	(89)
Plus: Depreciation and amortization	2,306	1,302	—	3,608
Plus: Other	—	—	212	212

EBITDA	$19,619	$3,158	$(2,154)	$20,623
Plus: Non-cash compensation expense	—	—	629	629
Less: Maintenance capital expenditures	(1,533)	(771)	—	(2,304)
Less: Net interest expense and other debt service	—	(3)	(3,737)	(3,740)
Plus: Distribution of cash reserves	—	—	4,212	4,212

Cash available for distribution	$18,086	$2,384	$(1,050)	$19,420

Cash available for distribution, per unit	$0.47	$0.06	$(0.03)	$0.50

Common units outstanding	38,839	38,839	38,839	38,839

The table below reconciles forecasted EBITDA and cash available for distribution to forecasted net income for the twelve months ending December 31, 2013 (stated in thousands, except per unit data).

	Forecasted For the Twelve Months Ending December 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$103,500	$19,300	$(33,210)	$89,590
Plus: Net interest expense			17,500	17,500
Plus: Income tax expense			300	300
Less: Gain on interest rate swaps			(90)	(90)
Plus: Loss on debt extinguishment			5,800	5,800
Plus: Depreciation and amortization	10,800	5,000	—	15,800

EBITDA	$114,300	$24,300	$(9,700)	$128,900
Plus: Non-cash compensation expense	—	—	2,500	2,500
Less: Maintenance capital expenditures[1]	(9,100)	(1,400)	—	(10,500)
Less: Net interest expense and other debt service	—	—	(21,300)	(21,300)
Plus: Distribution of cash reserves	—	—	1,400	1,400

Cash available for distribution	$105,200	$22,900	$(27,100)	$101,000

Cash available for distribution, per unit	$2.71	$0.59	$(0.70)	$2.60

Common units outstanding	38,839	38,839	38,839	38,839

[1]	Excludes $15.8 million of maintenance capital expenditures at the Pasadena Facility funded by debt.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque Facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena Facility is located in Pasadena, Texas, along the Houston Ship Channel, and uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and South America.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: our forecasted EBITDA and cash available for distribution for the twelve months ending December 31, 2013; the outlook for our nitrogen fertilizer businesses including expected ammonia deliveries in May; the projected impacts of our recent senior secured notes offering on cash available for distribution; and the timing of our expansion projects and growth opportunities for the facilities. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net